CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March17, 2008, relating to the consolidated financial statements of Sun Bancorp, Inc. (which included an explanatory paragraph relating to the adoption of SFAS No. 123(R), Shared Based Payment in 2006) and the effectiveness of Sun Bancorp, Inc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 6, 2009